Exhibit 3.1

AMENDMENT TO ARTICLE III OF THE BY-LAWS OF
ULTA BEAUTY, INC.

Effective June 3, 2020

New Section 15 of Article III is added to the By-Laws, to read as follows:

15.Proxy Access for Director Nominations.

(a)  Proxy Access Eligibility.  Whenever the Board solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 15 of Article III, the Corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board or any committee thereof, the name, together with the Required Information (as hereinafter defined), of any person nominated for election (the “Stockholder Nominee”) to the Board by a stockholder or group of no more than twenty (20) stockholders that satisfies the requirements of this Section 15 of Article III (the “Eligible Stockholder”) and that expressly elects at the time of providing the notice required by this Section 15 of Article III (the “Notice of Proxy Access Nomination”) to have such nominee included in the Corporation’s proxy materials pursuant to this Section 15 of Article III.  For purposes of this Section 15 of Article III, the “Required Information” that the Corporation will include in its proxy statement is (i) the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (ii) if the Eligible Stockholder so elects, a Supporting Statement (as hereinafter defined).  The Required Information must be provided with the Notice of Proxy Access Nomination.  Nothing in this Section 15 of Article III shall limit the Corporation’s ability to solicit against any Stockholder Nominee or include in its proxy materials the Corporation’s own statements or other information relating to any Eligible Stockholder or Stockholder Nominee, including any information provided to the Corporation pursuant to this Section 15 of Article III.

(b)  Maximum Number of Stockholder Nominees.  The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two (2) or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 15 of Article III (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below twenty percent (20%).  In the event that one or more vacancies for any reason occurs on the Board after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced.  The maximum number of Stockholder Nominees provided for in this Section 15 of Article III for any annual meeting shall be reduced by (i) the number of directors (if any) in office as of the Final Proxy Access Nomination Date who were included in the Corporation’s proxy materials as a Stockholder Nominee for any of the three (3) preceding annual meetings of stockholders (including any individual counted as a Stockholder Nominee pursuant to the immediately succeeding sentence) and whom the Board decides to nominate for re-election to the Board at such annual meeting and (ii) the number of individuals (if any) who will be included in the Corporation’s proxy statement as nominees recommended by the Board pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in a connection with an acquisition of capital stock from the Corporation by such stockholder or group of stockholders).  For purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 15 of Article III has been reached, each of the following persons shall be counted as one of the Stockholder Nominees:

(A)  any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 15 of Article III whose nomination is subsequently withdrawn, and

(B) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 15 of Article III whom the Board decides to nominate for election to the Board.

Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 15 of Article III shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials.  In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 15 of Article III exceeds the maximum number of Stockholder Nominees provided for in this Section 15 of Article III, the highest ranking Stockholder Nominee who meets the requirements of this Section 15 of Article III from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of stock of the Corporation each Eligible Stockholder disclosed as owned in its Notice of Proxy Access Nomination.  If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 15 of Article III from each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 15 of Article III from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(c)  Required Shares and Minimum Holding Period.  In order to make a nomination pursuant to this Section 15 of Article III, an Eligible Stockholder must have continuously owned (as hereinafter defined) for at least three (3) years as of the date the Notice of Proxy Access Nomination is delivered to the Secretary of the Corporation in accordance with this Section 15 of Article III (the “Minimum Holding Period”) a number of shares of stock of the Corporation that represents at least three percent (3%) of the voting power of the shares of stock of the Corporation entitled to vote in the election of directors (the “Required Shares”), and must continue to own the Required Shares through the date of the annual meeting.  For purposes of this Section 15 of Article III, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of stock of the Corporation as to which the stockholder possesses both:

(i)  the full voting and investment rights pertaining to the shares, and

(ii)  the full economic interest in (including the opportunity for profit from and risk of loss on) such shares,

provided that the number of shares calculated in accordance with the immediately preceding clauses (i) and (ii) shall not include any shares:

(A)  sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed,

(B)  borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell, or

(C)  subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding stock of the Corporation, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of:

(1)  reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or

(2)  hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate.

A  stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.  A person’s ownership of shares shall be deemed to continue during any period in which (i) the stockholder has loaned such shares, provided that the person has the power to recall such loaned shared on five (5) business days’ notice or (ii) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.  Whether outstanding shares of the stock of the Corporation are “owned” for these purposes shall be determined by the Board or any committee thereof.  For purposes of this Section 15 of Article III, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(d)  Requirements for a Group.

(i)  Whenever the Eligible Stockholder consists of a group of stockholders:

(A)  a group of funds under common management and control shall be treated as one stockholder,

(B)  each provision in this Section 15 of Article III that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder (including each individual fund that is a member of a group of funds treated as one stockholder) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition),

(C)  a breach of any obligation, agreement or representation under this Section 15 of Article III by any member of such group shall be deemed a breach by the Eligible Stockholder, and

(D)  the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the Corporation and otherwise authorize such member to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 15 of Article III (including withdrawal of the nomination).

(ii)  Whenever the Eligible Stockholder consists of a group of stockholders aggregating their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition in clause (c) of this Section 15 of Article III:

(A)  such ownership shall be determined by aggregating the lowest number of shares continuously owned by each such stockholder during the Minimum Holding Period, and

(B)  the Notice of Proxy Access Nomination must indicate, for each such stockholder, such lowest number of shares continuously owned by such stockholder during the Minimum Holding Period.

(iii)  Any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder must, within five (5) business days after the date of the Notice of Proxy Access Nomination, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. No person may be a member of more than one group of stockholders constituting an Eligible Stockholder with respect to any annual meeting.  For the avoidance of doubt, a stockholder may withdraw from a group of stockholders constituting an Eligible Stockholder at any time prior to the annual meeting and if, as a result of such withdrawal, the Eligible

Stockholder no longer owns the Required Shares, the nomination shall be disregarded as provided in clause (j)(ix) of this Section 15 of Article III.

(e)  Deadline for Notice of Proxy Access Nomination.  Nominations by stockholders pursuant to this Section 15 of Article III, must be made pursuant to timely notice to the Secretary of the Corporation in accordance with this Section 15 of Article III.  To be timely, a Notice of Proxy Access Nomination must be delivered to or mailed to and received by the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred fiftieth (150) day nor later than the close of business on the one hundred twentieth (120) day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first made available to stockholders in connection with the preceding year’s annual meeting;  provided,  however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70)  days after such anniversary date, a Notice of Proxy Access Nomination to be timely must be received not earlier than the close of business on the one hundred fiftieth (150) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120) day prior to such annual meeting or the tenth (10) day following the date on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 15 of Article III.

(f)  Requirements for Notice of Proxy Access Nomination. To be in proper form for purposes of this Section 15 of Article III, the Notice of Proxy Access Nomination must include or be accompanied by the following:

(i)  the information and representations that would be required to be set forth in a stockholder’s notice of a nomination pursuant to Section 2 of this Article III,

(ii)  the written consent of each Stockholder Nominee to be named in the proxy statement as a nominee and to serve as a director if elected, in form and substance reasonably satisfactory to the Corporation,

(iii)  in form and substance reasonably satisfactory to the Corporation, one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed to and received by the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide one or more written statements from the record holder and such intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date for determining the stockholders entitled to receive notice of the annual meeting, which statements must be provided within five (5) business days after the record date,

(iv)  a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act,

(v)  a representation in form and substance reasonably satisfactory to the Corporation that the Eligible Stockholder:

(A)  will continue to hold the Required Shares through the date of the annual meeting,

(B)  acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,

(C)  has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) it is nominating pursuant to this Section 15 of Article III,

(D)  has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board,

(E)  has not distributed and will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting other than the form distributed by the Corporation,

(F)  has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting,

(G)  will file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, and

(H)  has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading,

(vi)  an undertaking in form and substance reasonably satisfactory to the Corporation that the Eligible Stockholder agrees to:

(A)  assume all liability stemming from any legal or regulatory violation arising out of communications with the stockholders of the Corporation by the Eligible Stockholder, its affiliates and associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 15 of Article III, or out of the facts, statements or other information that the Eligible Stockholder or its Stockholder Nominee(s) provided to the Corporation in connection with the inclusion of such Stockholder Nominee(s) in the Corporation’s proxy materials, and

(B)  indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 15 of Article III, and

(vii)  a written representation and agreement in form and substance reasonably satisfactory to the Corporation from each Stockholder Nominee that such Stockholder Nominee:

(A)  is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with such Stockholder Nominee’s fiduciary duties under applicable law,

(B)  has not been during the past three (3) years, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee that has not been disclosed to the Corporation, and is not and will not become a party to any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director,

(C)  has read, would be in compliance with if elected as a director of the Corporation and will comply with the Corporation’s code of business conduct, corporate governance guidelines, share ownership guidelines, insider trading policy, confidentiality and any other policies or guidelines of the Corporation applicable to directors, and

(D)  will make such other acknowledgments, enter into such agreements and provide such information as the Board requires of all directors, including promptly submitting all completed and signed questionnaires required of the Corporation’s directors.

(g)  Additional Information that May be Required.  In addition to the information required pursuant to clause (f) of this Section 15 of Article III or any other provision of these By-Laws, the Corporation also may require each Stockholder Nominee to furnish any other information:

(i)  that may reasonably be requested by the Corporation to determine whether the Stockholder Nominee would be independent under the rules and listing standards of the principal United States securities exchange(s) upon which the common stock of the Corporation is listed or traded, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors (collectively, the “Independence Standards”),

(ii)  that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Stockholder Nominee, or

(iii)  that may reasonably be required to determine the eligibility of such Stockholder Nominee to serve as a director of the Corporation.

(h)  Supporting Statement. The Eligible Stockholder may, at its option, provide to the Secretary of the Corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (a “Supporting Statement”).  Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of its Stockholder Nominee(s).  Notwithstanding anything to the contrary contained in this Section 15 of Article III, the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it believes would violate any applicable law or regulation.

(i)  Eligible Stockholder and Stockholder Nominee Duty to Update. In the event that any information provided by an Eligible Stockholder or a Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the Corporation relating to any such defect (including the right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 15 of Article III).  In addition, any person providing any information pursuant to this Section 15 of Article III shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and as of the date that is ten (10) business days prior to such annual meeting or any adjournment or postponement thereof, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to or mailed to and received by the Secretary at the principal executive offices of the

Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven (7) business days prior to the date of the annual meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(j)  Other Reasons to Exclude Stockholder Nominee.

(i)  Notwithstanding anything to the contrary contained in this Section 15 of Article III, the Corporation shall not be required to include, pursuant to this Section 15 of Article III, a Stockholder Nominee in its proxy materials:

(A)  for any meeting of stockholders for which the Secretary of the Corporation receives notice that the Eligible Stockholder or any other stockholder intends to nominate one or more persons for election to the Board pursuant to the advance notice requirements for stockholder nominees set forth Section 2 of this Article III,

(B)  if such Stockholder Nominee would not be an independent director under the Independence Standards, as determined by the Board or any committee thereof,

(C)  if such Stockholder Nominee’s election as a member of the Board would cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal United States securities exchange(s) upon which the common stock of the Corporation is listed or traded, or any applicable state or federal law, rule or regulation,

(D)  if such Stockholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914,

(E)  who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years,

(F)  if such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(G)  if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee provides any facts, statements or other information to the Corporation or its stockholders required or requested pursuant to this Section 15 of Article III that is not true and correct in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading, or

(H)  if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 15 of Article III.

(ii)  Notwithstanding anything to the contrary contained in this Section 15 of Article III,  if either:

(A)  a  Stockholder Nominee and/or the applicable Eligible Stockholder breaches any of its or their obligations, agreements or representations under this Section 15 of Article III, or

(B)  the Stockholder Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 15 of Article III or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Corporation, in each case under this clause (ii)  as determined by the Board, any committee thereof or the chairperson of the annual meeting, then:

(1)  the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting,

(2)  the Corporation shall not be required to include in its proxy materials for that annual meeting any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder, and

(3)  the Board or the chairperson of the annual meeting shall declare such nomination to be invalid, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation and the named proxies will not vote any proxies received from stockholders with respect to such Stockholder Nominee.

In addition, if the Eligible Stockholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 15 of Article III, such nomination shall be disregarded as provided in the immediately preceding clause (3).

(k)  Resubmission of Stockholder Nominee.  Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least twenty five percent (25%) of the votes cast in favor of such Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 15 of Article III for the next two (2) annual meetings of stockholders.

(l)  Exclusivity.  This Section 15 of Article III provides the exclusive method for a stockholder to include nominees for election to the Board in the Corporation’s proxy materials.